CONTACT:
                                   Marianne V. Pastor
                                   (703) 335-7800
                         FOR IMMEDIATE RELEASE

Williams Industries, Inc.
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Announces First Quarter Results;
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Directors' Election
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     Manassas, VA. --- December 14, 2007 --- Williams Industries,
Inc. (OTC - WMSI) today announced results for the first quarter
of Fiscal 2008, which ended October 31, 2007.   The company
reported a loss of $315,000 or $0.09 per share on revenues of $10,804,000. For the corresponding quarter in the prior year, the company reported a loss of $368,000 or $0.10 per share on revenues of $10,018,000.

     The company held its annual meeting of shareholders on December 6, 2007. At that time, Stephen N. Ashman, William J.
Sim, John A. Yerrick, Frank E. Williams Jr. and Frank E. Williams
III were elected as the company's directors.

     Mr. Frank E. Williams, III, the company's president and CEO, told shareholders that the company was in on-going negotiations with the company's primary lender, United Bank. He said he was optimistic that the negotiations would result in a new agreement and an extension of the bank agreement beyond its current expiration date of December 31, 2007. However, as of the date of this press release, an agreement on extension has not been reached. Results of the negotiations will be reported as required.

     Full details of the company's financial condition as of October 31, 2007 are available from the SEC's EDGAR system at www.sec.gov. For additional information, call the company's investor relation's office at (703) 335-7800 or view the company's website at www.wmsi.com.

     The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets.
The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, heavy and specialized hauling and rigging.

     This release contains forward-looking statements, which are subject to risks and uncertainties, that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.


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